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[GLOBAL STAR LOGO]                                                  Exhibit 99.1
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3200 Zanker Road
San Jose, CA  95134
Tel: (408) 933-4000


                                                                  News
                                                           For Immediate Release

                                 Contacts:         Media:
                                                   Mac Jeffery
                                                   212/338-5383

                                                   Investors:
                                                   The Abernathy MacGregor Group
                                                   877/566-7607

                         GLOBALSTAR REPORTS RESULTS FOR
                        FOURTH QUARTER AND FULL YEAR 2002

SAN JOSE, CA, March 31, 2003 - Globalstar, the world's most widely-used satellite phone service, today released its results for the fourth quarter and full year ending December 31, 2002. During the fourth quarter, the company recorded a small decline in usage, consistent with seasonal declines seen in prior year-end periods. Nevertheless, new products and services continued to be introduced during the quarter, and subscriber levels increased by some 36 percent in 2002 over 2001.

Globalstar L.P.'s total revenue for the fourth quarter of 2002 was $9.1 million, an increase of 23% over the third quarter. Total revenue for the full year was $24.6 million, an increase of 284% over 2001, due primarily to the acquisition of interests in sales and technical operations in the U.S., Canada and the Caribbean.

In 2002, Globalstar recorded a 43% increase of minutes of use (MOUs) to 34.2 million from 23.9 million in 2001. The company recorded a total of 9.6 million MOUs in the fourth quarter, representing a 5% decrease in traffic from the third quarter, but a 37% increase over the same quarter in 2001.

"Despite the considerable time, resources, and effort we have had to devote to our restructuring in 2002, Globalstar was still able to expand its business over the previous year, steadily growing revenue and reducing its expenses," said Olof Lundberg, chairman and CEO of Globalstar. "Once our restructuring is complete - currently projected to take place by mid-year - we should be well positioned to resume expansion of our business at a much higher rate, devoting our full resources toward sales growth as well as adding new products and services.

"We have now received bid proposals from several potential investors under our court-approved auction procedures, and we are in the process of reviewing them to select the best restructuring proposal for our business," Mr. Lundberg added. "We hope to have a final bidder selected and confirmed by the Court in the weeks ahead."
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FINANCIAL RESULTS

A full discussion of Globalstar's financial performance for the fourth quarter and full year can be found in the company's Annual Report on Form 10-K, to be filed shortly with the U.S. Securities and Exchange Commission. In addition to the figures cited above, further highlights include the following:

- Net loss applicable to ordinary partnership interests was $36.4 million in the fourth quarter of 2002, compared with a net loss of $14.6 million in the third quarter. This increased loss was largely due to a non-cash charge of $18.4 million related to launch vehicle terminations in October 2002. The launch vehicle termination liability will not be paid in cash, but will be settled as an unsecured claim in Globalstar's bankruptcy case. For the full year, the company posted a loss of $153 million, compared to a loss of $602 million for 2001.

- The current quarter's loss is equivalent to $0.55 per partnership interest, which converts to a loss of $0.20 per share of Globalstar Telecommunications Limited (GTL). For the full year, the loss is equivalent to $2.32 per partnership interest, for a loss of $0.66 per share of GTL.

- In 2002, Globalstar continued to reduce operating costs while managing its expanding business. Despite the increased operational responsibilities stemming from the acquisition of Globalstar USA and a partial interest in Globalstar Canada, the company was able nevertheless to reduce expenses throughout the year, with net operating expenses for the year of $128 million, a reduction of 38% compared to 2001. Globalstar ended the year with $15.3 million cash on hand. In February 2003, the company received approval for $10 million in debtor-in-possession financing, subject to certain loan conditions.

COMPANY OPERATIONS

In the fourth quarter, Globalstar announced the availability in the U.S. and Canada of several new products and accessories aimed largely at users who live, work or travel in extreme environmental conditions on both land and sea. These include new, weather-proof antenna units, vehicle units, and special data adapters.

In November 2002, Globalstar also participated in a secure mobile networking demonstration conducted by NASA Glenn Research Center and the U.S. Coast Guard. In the demonstration, a Globalstar's MCM-8 Multi-Channel Modem was used to provide a secure wireless link to a mobile IP router aboard the Coast Guard ship Neah Bay from the middle of Lake Erie, well beyond the range of terrestrial radio networks.

During the quarter, Globalstar continued to work with its service providers to establish roaming agreements between gateways, with the ultimate goal of providing truly universal roaming for all of its customers. As of mid-March 2003, all but a few
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gateways allow roaming for virtually all Globalstar customers, and the company is working toward agreements to provide full network-wide roaming in the future.

In late 2002, the company modified its method of estimating its subscriber base in order to eliminate roamers from cellular networks from being counted as regular Globalstar customers. As a result, as of December 31, 2002, the company had approximately 77,000 subscribers worldwide, slightly fewer than earlier reports. However, if earlier published subscriber levels are recalculated under the new tracking method, the year-end 2002 subscriber count represents an approximately 36% increase over year-end 2001.

Globalstar is a provider of global mobile satellite telecommunications services, offering both voice and data services from virtually anywhere in over 100 countries around the world. For more information, visit Globalstar's web site at www.globalstar.com.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, including but not limited to statements regarding the DIP facility and the bidding process, provide expectations of future events. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release because of various risks, uncertainties and other factors, including but not limited to those relating to the satisfaction of conditions contained in the DIP credit facility, the bankruptcy reorganization process generally and the bidding process specifically. As a result, no assurance can be given as to whether additional borrowings will be made available to Globalstar under the DIP facility or as to whether the bidding process will occur as described or result in the identification of a new investor or a restructuring of Globalstar.